                                                                    EXHIBIT 99.3

                     EASTERN ENVIRONMENTAL SERVICES, INC.
                        1000 CRAWFORD PLACE, SUITE 400
                         MT. LAUREL, NEW JERSEY 08054

                                                             SEPTEMBER [ ], 1998


Dear Stockholder:

  On August 16, 1998, Eastern Environmental Services, Inc. ("Eastern") entered into an agreement and plan of merger to merge with a wholly owned subsidiary of Waste Management, Inc. ("Waste Management"). In the merger, each share of Eastern common stock will be converted into the right to receive 0.6406 of a share of Waste Management common stock, and Eastern will become a wholly owned subsidiary of Waste Management. You will be asked to consider and approve the merger agreement at a special meeting of stockholders on Thursday, November 5, 1998. The accompanying Proxy Statement/Prospectus presents the details of the proposed merger.

  EASTERN'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE FOR ITS APPROVAL AND ADOPTION.

  FOR FURTHER INFORMATION REGARDING THE MERGER, I URGE THAT YOU CAREFULLY READ THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS AND, SPECIFICALLY, THE SECTIONS ENTITLED "THE MERGER--REASONS FOR THE MERGER; RECOMMENDATION OF THE EASTERN BOARD" BEGINNING ON PAGE 21 AND "RISK FACTORS" BEGINNING ON PAGE 12. If you have more questions about the merger or would like additional copies of the accompanying Proxy Statement/Prospectus, you should contact: John W. Poling, Eastern Investor Relations, 1000 Crawford Place, Suite 400, Mt. Laurel, New Jersey 08054; telephone: (609) 235-6009. Even if you plan to attend the special meeting in person, please complete, sign, and date and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope.

                                          Sincerely,

                                          /s/ Louis D. Paolino, Jr.
                                          Louis D. Paolino, Jr.
                                          Chairman of the Board,
                                          Chief Executive Officer
                                          and President